Exhibit 99.1

N E W S R E L E A S E

One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.geogroup.com

CR-16-06

THE GEO GROUP, INC. COMMENCES TENDER

OFFER FOR 6.625% SENIOR NOTES DUE 2021

Boca Raton, Fla. – April 11, 2016 — The GEO Group, Inc. (NYSE:GEO) (“GEO”) announced today that it has commenced a cash tender offer for any and all of its outstanding $300,000,000 aggregate principal amount of its 6.625% Senior Notes due 2021 (CUSIP No. 36159RAE3) (the “Notes”) on the terms and subject to the conditions set forth in the Offer to Purchase, dated the date hereof (the “Offer to Purchase”), the related Letter of Transmittal (the “Letter of Transmittal”), and the related Notice of Guaranteed Delivery (the “Notice of Guaranteed Delivery”). The tender offer is referred to herein as the “Offer.” The Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery are referred to herein collectively as the “Offer Documents.”

The tender offer consideration for each $1,000 principal amount of the Notes purchased pursuant to the Offer will be $1,036.78 (the “Tender Offer Consideration”). Holders must validly tender (and not validly withdraw) or deliver a properly completed and duly executed Notice of Guaranteed Delivery for their Notes at or before the Expiration Time (as defined below) in order to be eligible to receive the Tender Offer Consideration. In addition, holders whose Notes are purchased in the Offer will receive accrued and unpaid interest from the last interest payment date to, but not including, the Payment Date (as defined in the Offer to Purchase) for the Notes. GEO expects the Payment Date to occur on April 18, 2016.

The Offer will expire at 5:00 p.m., New York City time, on April 15, 2016 (such time and date, as it may be extended, the “Expiration Time”), unless extended or earlier terminated by GEO. The Notes tendered may be withdrawn at any time at or before the Expiration Time by following the procedures described in the Offer to Purchase.

GEO’s obligation to accept for purchase and to pay for the Notes validly tendered and not withdrawn pursuant to the Offer is subject to the satisfaction or waiver, in GEO’s discretion, of certain conditions, which are more fully described in the Offer to Purchase, including, among others, GEO’s receipt of aggregate proceeds (before underwriter’s discounts and commissions and other offer expenses) of at least $300 million from an offering of new senior notes, on terms satisfactory to GEO. The complete terms and conditions of the Offer are set forth in the Offer Documents. Holders of the Notes are urged to read the Offer Documents carefully.

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Contact: Pablo E. Paez	(866) 301 4436
Vice President, Corporate Relations

N E W S    R E L E A S E

GEO has retained D.F. King & Co., Inc., as the tender agent and information agent for the Offer. GEO has retained Wells Fargo Securities, LLC as the sole dealer manager for the Offer.

Holders who would like additional copies of the Offer Documents may call or email the information agent, D.F. King & Co., Inc. at (212) 269-5550 (banks and brokers), (800) 591-8269 (all others), or geo@dfking.com. Copies of the Offer to Purchase, Letter of Transmittal, and Notice of Guaranteed Delivery are also available at the following website: www.dfking.com/geo. Questions regarding the terms of the Offer should be directed to Wells Fargo Securities LLC at (704) 410-4760 (collect) or (866) 309-6316 (toll-free).

This news release shall not constitute an offer to buy or a solicitation of an offer to sell the Notes. Any such offer, solicitation, purchase or sale will be made only by means of the Offer Documents.

The GEO Group, Inc. (NYSE: GEO) is the first fully integrated equity real estate investment trust specializing in the design, financing, development, and operation of correctional, detention, and community reentry facilities around the globe. GEO is the world’s leading provider of diversified correctional, detention, community reentry, and electronic monitoring services to government agencies worldwide with operations in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include the ownership and/or management of 104 facilities totaling approximately 87,000 beds, including projects under development, with a growing workforce of approximately 20,500 professionals.

This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding the tender offer for the Notes. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to successfully consummate the tender offer for the Notes and the repurchase, redemption, or other discharge of any untendered Notes; (2) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (3) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (4) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (5) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (6) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (7) GEO’s ability to obtain future financing on acceptable terms; (8) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (9) other factors contained in GEO’s Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

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Contact: Pablo E. Paez	(866) 301 4436
Vice President, Corporate Relations